Exhibit 9

Calculation of earnings per share in accordance with UK GAAP

For the years ending 31st March

	2007 £	As restated 2006 £	As restated 2005 £

Retained profit/(loss) for the year	967,130	116,812	(7,588,166)

Earnings/(loss) per share in pence	7.18	0.89	(84.11)
Diluted earnings/(loss) per share in pence	2.59	0.31	(84.11)

Continuing operations
Earnings/(loss) per share in pence	7.18	0.89	(84.64)
Diluted earnings/(loss) per share in pence	2.59	0.31	(84.33)

Discontinued activities
Earnings per share in pence	—	—	0.53
Diluted earnings per share in pence	—	—	0.23

The basic and diluted earnings per share figures are calculated using the following profit/(loss) for the year:

	2007 £	2006 As restated £	2005 as restated £

Profit/(loss) from continuing operations	967,130	116,812	(7,588,166)

Profit from discontinued activities	—	—	48,032

Group profit/(loss)	967,130	116,812	(7,540,134)

The basic earnings/(loss) per ordinary share are calculated based on the weighted average number of shares in issue of 2007: 13,474,411 (2006: 13,184,000, 2005: 8,964,822). The weighted average number of shares in issue is calculated by time-apportioning the shares in issue during the year.

The diluted earnings per ordinary share are calculated based on the weighted average number of shares in issue plus the weighted average number of potential ordinary shares, which amounted to 2007: 37,270,575 (2006: 37,184,000, 2005: 21,194,959):

	2007 No.	As restated 2006 No.	As restated 2005 No.

Weighted average number of ordinary shares for the purposes of basic earnings per share	13,474,411	13,184,000	8,964,822

Effect of dilutive potential ordinary shares:
- convertible preference shares	12,000,000	12,000,000	6,936,986
- convertible debt	11,767,671	12,000,000	5,293,151
- share options	28,493	—	—

Weighted average number of ordinary shares for the purposes of diluted earnings per share	32,270,575	37,184,000	21,194,959

The convertible preference shares and convertible debt in issue are anti-dilutive where a loss has arisen in the year. In accordance with UK GAAP, anti-dilutive potential shares are not included in the diluted earnings per share calculation.